Exhibit 21.1

Subsidiaries

BL Acquisition II, Inc. (Delaware)

BL Acquisition Corp. (Delaware)

Biolase Australia, Pty. Ltd. (AUSTRALIA)

Biolase Europe, GmbH (GERMANY)

Biolase (NZ) Limited (NEW ZEALAND)

Biolase Spain, S.L. (SPAIN)

Societe Endo Technic, Inc. (FRANCE)